EXHIBIT 4.7

FORM OF

EMPLOYEE OPTION GRANT DOCUMENT

Pursuant to the

Continental Airlines, Inc. Incentive Plan 2010 (the “Plan”)

IF THE HOLDER ACCEPTS THIS OPTION, THE HOLDER AGREES TO BE BOUND BY ALL OF THE TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS OF THE PLAN AND THIS OPTION GRANT DOCUMENT.

IN ADDITION TO ANY ELECTRONIC CONFIRMATION AND/OR ACCEPTANCE PROCEDURES ESTABLISHED FOR THIS OPTION GRANT DOCUMENT, ANY EXERCISE OF THIS OPTION SHALL EVIDENCE HOLDER’S ACCEPTANCE OF THE TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS OF THE PLAN AND THIS OPTION GRANT DOCUMENT.

THE PLAN IS HEREBY INCORPORATED BY REFERENCE INTO THIS OPTION GRANT DOCUMENT. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PLAN.

1. Grant of Option. The Holder has been granted an Option pursuant to the terms of this Option Grant Document (and under and subject to the terms of the Plan) to purchase shares of Common Stock of the Company. The number of shares of Common Stock (“Shares”) subject to this Option Grant Document and the date of grant (“Grant Date”) are as set forth in the records of the Company and as communicated to the Holder by the Company directly or through the systems (which may include online systems) of a third party administrator engaged by the Company for such purpose and available for review by Holder in connection with this Option Grant Document. In the event of any conflict between any communications to the Holder by the Company, the records of any third party administrator, and the records of the Company (including the approval by the Administrator of the Company’s stock option grant policy for management level employees), the records of the Company shall control. The Shares, when issued to the Holder upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not intended to qualify as an Incentive Stock Option. [Notwithstanding the foregoing or any other provision of this Option Grant Document, this Option is subject to approval of the Plan by the stockholders of the Company and shall terminate if the Plan is not approved by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders.]

2. Option Term. Subject to earlier termination as provided herein, the Option shall terminate on the fifth anniversary of the Grant Date. The period during which the Option is in effect is referred to as the “Option Period.”

3. Option Price. The grant price or exercise price (the “Option Price”) of the Shares subject to the Option shall be equal to the Market Value per Share on the Grant Date.

4. Vesting. Subject to the following provisions of this Paragraph 4, the total number of Shares subject to this Option shall vest in twenty-five percent (25%) increments on each of first, second, third and fourth anniversaries of the Grant Date. In addition, the total number of

Shares subject to this Option shall vest and become exercisable upon the occurrence of one of the events described in Paragraph 6(c) or 6(d). [Notwithstanding the foregoing or any other provision of this Option Grant Document, in no event shall this Option vest and become exercisable, in whole or in part, prior to the date that the Plan is approved by the stockholders of the Company.] The vested Shares that may be acquired under the Option may be purchased at any time after they become vested, in whole or in part, during the Option Period.

5. Method of Exercise and Payment. The Option or a portion thereof may be exercised by delivery of an irrevocable notice to the Company (or, if applicable, to a third party administrator engaged by the Company to perform services for the Company with respect to the Plan) stating the number of Shares with respect to which the Option is being exercised together with payment for such Shares. Payment shall be made (i) in cash or by check acceptable to the Company, (ii) in nonforfeitable, unrestricted shares of the Company’s Common Stock owned by Holder at the time of exercise of the Option having an aggregate market value (measured by the Market Value per Share) at the date of exercise equal to the aggregate exercise price of the Option being exercised or (iii) by a combination of (i) and (ii). In addition, at the request of Holder, and to the extent permitted by applicable law and subject to Paragraph 11, the Option may be exercised pursuant to a “cashless exercise” arrangement with any brokerage firm approved by the Administrator or its delegate under which arrangement such brokerage firm, on behalf of Holder, shall pay to the Company the exercise price of the Options being exercised, and the Company, pursuant to an irrevocable notice from Holder, shall promptly after receipt of the exercise price deliver the shares being purchased to such firm. Holder acknowledges and agrees that the Company may provide personal information about Holder and information concerning the Option or any other Award under the Plan to any third party engaged by the Company to provide administrative or brokerage services relating to the Plan.

6. Termination of Employment; Change in Control. Voluntary or involuntary termination of employment, retirement, death or Disability of Holder, or occurrence of a Change in Control, shall affect Holder’s rights under the Option as follows:

(a) Involuntary Termination for Material Misconduct. The Option shall terminate immediately and shall not be exercisable if Holder’s employment (defined below) is terminated involuntarily for material misconduct (defined below).

(b) Voluntary Termination and Certain Involuntary Termination. If Holder voluntarily terminates employment or is terminated involuntarily (other than for material misconduct or following the occurrence of a Change in Control), then immediately (i) the Option shall terminate as to Shares subject thereto to the extent not yet then vested pursuant to Paragraph 4 or pursuant to Paragraph 6(c) below, and (ii) the Option shall terminate as to all remaining Shares subject thereto, to the extent not exercised pursuant to Paragraph 5, on the 6-month anniversary following such termination of employment or the end of the Option Period, whichever occurs first.

(c) Change in Control. If Holder’s employment is terminated involuntarily (other than for material misconduct) within the two year period following the occurrence of a Change in Control, then the Option shall vest immediately and become exercisable in full, whether or not otherwise exercisable, through the end of the Option Period.

(d) Retirement, Death or Disability. If Holder’s employment is terminated by retirement, death or Disability, then the Option shall vest immediately and become exercisable in full, whether or not otherwise exercisable, for a term of one year thereafter or through the end of the Option Period, whichever is shorter, by Holder or, in the case of death, by the person or persons to whom Holder’s rights under the Option shall pass by will or by the applicable laws of descent and distribution, or in the case of Disability, by Holder’s Personal Representative. However, in no event may any Option be exercised by anyone after the earlier of (y) the expiration of the Option Period or (z) one year after Holder’s retirement, death or Disability.

(e) Definitions. For purposes of this Option Grant Document, terms shall have the meanings set forth below and shall be subject to the provisions of the Plan. In this regard, neither the transfer of the Holder from employment by Company to employment by a subsidiary (as defined in the Plan) nor the transfer of the Holder from employment by a subsidiary to employment by Company shall be deemed to be a termination of employment of the Holder. Moreover, the employment of the Holder shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by Company or a subsidiary for reasons of professional advancement, education, health, government service, or during any period the Holder is on a company authorized leave of absence, family medical leave, or military leave, in each case in accordance with the Company’s applicable leave policy, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. “Retirement” means the termination of the Holder’s employment (for any reason other than an involuntary termination for cause) after satisfaction of all age and service requirements for either early or normal retirement under the Continental Retirement Plan, as amended from time to time, or other retirement programs of the Company. “Material misconduct” means dishonesty, willful or repeated disobedience, intentional violation of Company’s Ethics and Compliance Guidelines, or other action or inaction that might reasonably be expected to have an adverse affect on the Company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets, as determined by the Administrator. The Holder’s employment shall be deemed to have terminated for “material misconduct” if, after the Holder’s employment has terminated, facts and circumstances are discovered that would have justified a termination for “material misconduct” and the Administrator makes such determination. The Administrator’s determination in good faith regarding whether a termination of employment, retirement, material misconduct or Disability has occurred shall be conclusive and determinative.

7. No Rights in Shares. Holder shall have no rights as a stockholder in respect of Shares until such Holder becomes the holder of record of such Shares.

8. Certain Restrictions. By exercising the Option, Holder agrees that if at the time of such exercise the sale of Shares issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), Holder will acquire the Shares for Holder’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Holder will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Option Grant Document.

9. Shares Reserved. Company shall at all times during the Option Period reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option.

10. Nontransferability of Option. The Option granted pursuant to this Option Grant Document is not transferable other than by will, the laws of descent and distribution or by a qualified domestic relations order. The Option will be exercisable during Holder’s lifetime only by Holder or by Holder’s guardian or Personal Representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Holder.

11. Withholding of Taxes. Company shall have the right to (i) make deductions from any settlement or exercise of an Option granted under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Option, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take any other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

12. No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Administrator makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for benefits under the Option.

13. Severability. In the event that any provision of the Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Option, and the Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

14. Governing Law. The Plan and the Option shall be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

15. Miscellaneous Provisions.

(a) Not a Contract of Employment; No Acquired Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its subsidiaries and any person. Receipt of an Award under the Plan at any given time shall not be deemed to create the right to receive in the future an Award under the Plan, or any other incentive awards granted to an employee of the Company or any of its subsidiaries, and shall not constitute an acquired labor right for purposes of any foreign law. The Plan shall not afford any recipient of an Award any additional right to severance payments or other termination awards or compensation under any foreign law as a result of the termination of such recipient’s employment for any reason whatsoever.

(b) Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the recipient.

(c) Foreign Indemnity. Holder agrees to indemnify Company for the Holder’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or exercise of this Option or the sale or other disposition of the Shares acquired hereunder.

(d) Conflicts With Any Employment Agreement. If Holder has an employment agreement with the Company or any of its subsidiaries which contains different or additional provisions relating to vesting of options, or otherwise conflicts with the terms of this Option Grant Document, the provisions of the employment agreement shall govern.

(e) Electronic Procedures. Holder consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. Holder consents to electronic delivery, review, confirmation and acceptance procedures with respect to this Option Grant Document and the Option. Holder agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Holder consents and agrees that any such electronic procedures may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

(f) Data Privacy. Data privacy laws and regulations in many international locations restrict the Company’s ability to provide personal information regarding a Holder or details regarding the Option to a third party without the prior written consent of the Holder. This Option Grant Document and the Option details will not be available through the third party that administers the Plan (currently Morgan Stanley Smith Barney (based in the United States)) until the Holder provides the Company with consent to provide his or her personal and Option information. In addition to any electronic consent procedures established for this Option Grant Document, any exercise of this Option shall evidence Holder’s consent to provide the Holder’s personal and Option information as described in this paragraph (f) to Morgan Stanley Smith Barney or any third party engaged by the Company in the United States as an administrator or broker relating to the Plan.

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